RESTATED RIGHTS AGREEMENT

     The Company has issued preferred stock purchase rights (the "Original Rights") to all holders of the Existing Common Stock pursuant to a Rights Agreement dated April 29, 1988 between the Company and Crestar Bank, as Rights Agent, as amended and restated as of March 5, 1996 (the "Rights Agreement"). If the CarMax Stock Proposal is approved by the shareholders and implemented by the Board of Directors, (i) the Rights Agreement will be amended and restated (the "Restated Rights Agreement") to reflect the change in the capital structure of the Company, (ii) the Articles will be amended by action of the Board of Directors to establish a new series of Preferred Stock (the "Series F Preferred Stock"), (iii) the Board of Directors will authorize the issuance of one preferred stock purchase right (a "CarMax Right") with respect to each share of CarMax Stock that might be issued from time to time, including each such share issued pursuant to the CarMax Stock Offering, and (iv) each Original Right will be redesignated as a "Circuit City Right." The Circuit City Rights and the CarMax Rights are collectively referred to herein as the "Rights."

     The Restated Rights Agreement will provide that, prior to the earlier of
(i) the 10th day (the "Ownership Trigger Date") after a public announcement that a person or group (including any affiliate or associate of such person or group) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of shares of Common Stock representing 15% or more of the total number of votes entitled to be cast generally in the election of directors of all outstanding shares of Common Stock or (ii) the 10th business day after the date of the commencement of or first public announcement of the intent of any person or group to commence a tender or exchange offer the consummation of which would result in such person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Circuit City Rights and the CarMax Rights will be evidenced by the certificates representing shares of Circuit City Stock and CarMax Stock, respectively, then outstanding, and no separate Rights certificates will be distributed. Therefore, until the Distribution Date, the Circuit City Rights will be transferred with and only with the Circuit City Stock, and the CarMax Rights will be transferred with and only with the CarMax Stock. For purposes of the Restated Rights Agreement, the total voting rights of the Common Stock will be determined based upon the fixed voting rights of holders of outstanding shares of Circuit City Stock and CarMax Stock in effect at the time of any such determination. See " -- Description of Circuit City Stock and CarMax Stock -- Voting."

     Upon the close of business on the Distribution Date, the Rights will separate from the Common Stock and become exercisable as described below. The Rights will expire on April 29, 1998 (the "Expiration Date"), unless earlier redeemed by the Company as described below.

     Following the Distribution Date, registered holders of Rights will be entitled to purchase from the Company (i) in the case of a Circuit City Right, one four-hundredth (1/400th) of a share of Series E Preferred Stock at a purchase price of $35, subject to adjustment (the "Series E Purchase Price"), and (ii) in the case of a CarMax Right, one four-hundredth (1/400th) of a share of Series F Preferred Stock at a purchase price of $22, subject to adjustment (the "Series F Purchase Price").

     In the event (i) any person or group becomes an Acquiring Person other than pursuant to a cash tender offer for all outstanding shares of Common Stock which is determined to be fair by the Continuing Directors (i.e., those directors who are such on the Distribution Date or are elected or nominated by a majority of the Continuing Directors in office on the date of such election or nomination),
(ii) an Acquiring Person engages in one or more "self-dealing" transactions with the Company as set forth in the Restated Rights Agreement, (iii) the Company is the surviving or continuing corporation in a merger or other combination with an Acquiring Person and all the Common Stock remains outstanding and is not changed or exchanged or (iv) while there is an Acquiring Person, there shall be any reclassification of securities, recapitalization of the Company or other transaction or series of transactions that has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class or series of equity securities of the Company beneficially owned by the Acquiring Person, then the Rights would "flip-in," and proper provision would be made so that each holder of a Right, other than Rights which are, or under certain circumstances specified in the Restated Rights Agreement, were beneficially owned by any Acquiring

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
Person (which will thereafter be void), will thereafter (a) in the case of a Circuit City Right, entitle its holder to purchase, at the Series E Purchase Price, a number of shares of Circuit City Stock with a market value equal to twice the Series E Purchase Price and (b) in the case of a CarMax Right, entitle its holder to purchase, at the Series F Purchase Price, a number of shares of CarMax Stock with a market value equal to twice the Series F Purchase Price.

     In the event, following the announcement that a person or group has become an Acquiring Person, (i) the Company engages in a merger or consolidation with another entity in which the Company is not the surviving corporation or in which any shares of the outstanding Common Stock are changed into or exchanged for stock or other securities of another person (or the Company) or cash or other property or (ii) 50% or more of the Company's consolidated assets or earning power are sold, the Rights would "flip-over," and each Circuit City Right and each CarMax Right will entitle its holder to purchase, for the Series E Purchase Price and Series F Purchase Price, respectively, a number of shares of common stock of such entity or purchaser with a market value equal to twice the applicable Purchase Price.

     After any person or group becomes an Acquiring Person and before any Acquiring Person becomes the beneficial owner of shares of Common Stock representing 50% or more of the total number of votes entitled to be cast generally in the election of directors of all outstanding shares of Common Stock, the Company may, with the approval of a majority of the Continuing Directors, exchange all or part of the Circuit City Rights and CarMax Rights for shares of Circuit City Stock or CarMax Stock, respectively, or for shares of Series E Preferred Stock or Series F Preferred Stock (or other preferred shares having the same rights, privileges and preferences), respectively. In such event, the exchange ratio would be one share of the applicable Common Stock, or one four-hundredth (1/400th) of a share of the applicable series of Preferred Stock, per Right.

     At any time prior to the earlier of the Ownership Trigger Date or the Expiration Date, the Company may, at its option, redeem all but not less than all of the then outstanding Rights at a redemption price of $.0025 per Right (the "Redemption Price"), provided, however, that any authorization of redemption will require the concurrence of a majority of the Continuing Directors if (i) any person or group has become an Acquiring Person or (ii) there has been a change in a majority of the directors resulting from a proxy or consent solicitation if any person participating in such solicitation has stated (or the Board of Directors has determined in good faith) that such person intends to take, or may consider taking, any action that would result in such person becoming an Acquiring Person or that would cause the Rights to "flip-in" or "flip-over." Immediately upon the action of the Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right thereafter of the holders of the Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     At any time prior to the Distribution Date, the Company may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement, except that no supplement or amendment may be made that changes the Redemption Price, the Expiration Date, the Purchase Prices or the number of one four-hundredths of a share of Preferred Stock for which a Right is exercisable (such provisions being referred to herein collectively as the "Principal Economic Terms"). From and after the Distribution Date, the Company may, without the approval of any holders of Rights, supplement or amend the Restated Rights Agreement (i) to cure any ambiguity, (ii) to correct or supplement any provision that may be defective or inconsistent, (iii) subject to certain limitations and, in certain circumstances, only with the concurrence of a majority of the Continuing Directors, to shorten or lengthen any time period under the Restated Rights Agreement (other than a time period relating to when the Rights may be redeemed if at the time of such supplement or amendment the Rights are not then redeemable), or (iii) in any manner that the Company may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights (other than an Acquiring Person) and which does not change the Principal Economic Terms.

     A copy of the form of the Restated Rights Agreement (which includes as Exhibit B-1 the Form of Rights Certificate for Circuit City Rights and as Exhibit B-2 the Form of Rights Certificate for CarMax Rights) will be filed with the Commission as an Exhibit to the Registration Statement relating to the CarMax Stock Proposal. A copy of the Rights Agreement previously has been filed with the Commission as an Exhibit to a Registration Statement on Form 8-A, and is incorporated herein by reference. A copy of the form of the Restated Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the form of the Restated Rights Agreement.

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
ANTI-TAKEOVER CONSIDERATIONS

     The following information is provided with respect to certain matters that could be viewed as having the effect of discouraging an attempt to obtain control of the Company.

     The Articles currently provide for the issuance of Preferred Stock in series at the discretion of the Board of Directors without further action by the Company's shareholders (except as may be required by Virginia law or the rules or regulations of any securities exchange on which the Company's securities may then be listed). The Board of Directors may designate any of such series of Preferred Stock and may establish the relative rights and preferences of each series; however, no series of Preferred Stock may entitle the holder thereof to more than one vote per share. The Articles authorize 2,000,000 shares of Preferred Stock of which 1,000,000 shares have been or will be designated as Series E or Series F Preferred Stock and 800,000 of those are or will be reserved for issuance in connection with the Company's Restated Rights Agreement. One of the effects of the existence of authorized, unissued and unreserved Preferred Stock could be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The Articles also provide for a classified Board of Directors under which approximately one-third of the total number of directors are elected each year. In addition, pursuant to the Bylaws, only the Chairman, the President or the Board of Directors, and not the shareholders of the Company, are permitted to call a special meeting of shareholders.

     Certain of the Company's financing arrangements include provisions allowing for the termination of such arrangements and the acceleration of the borrowings and other obligations thereunder in the event (i) any person or group becomes, or acquires the right to become, the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding voting securities or (ii) a transaction or series of transactions occurs as a result of which the directors immediately prior to such transaction(s) (together with persons elected or nominated by not less than two-thirds of such directors) cease to constitute a majority of the Board of Directors.

     The Restated Rights Agreement will permit disinterested shareholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. See " -- Restated Rights Agreement."

     The Company is currently, and following the consummation of the CarMax Stock Proposal will be, subject to the "affiliated transactions" and "control share acquisitions" statutes of the VSCA, which are summarized below.

     The "affiliated transactions" statute restricts certain transactions ("Affiliated Transactions") between a Virginia corporation having more than 300 shareholders of record and any person (an "Interested Shareholder") who beneficially owns more than 10% of any class of the corporation's voting securities. These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date the corporation first had 300 shareholders of record or whose acquisition of shares making such person an Interested Shareholder was previously approved by a majority of the corporation's Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of the corporation's board of directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%. The "affiliated transactions" statute prohibits a corporation from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or by the corporation's articles of incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price or certain other provisions of the statute. These fair price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction (a) be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and (b) not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

     The "control share acquisitions" statute provides that shares of a Virginia corporation having 300 or more shareholders of record which are acquired in a "Control Share Acquisition" have no voting rights unless such rights are granted by a shareholders' resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director of the corporation. A "Control Share Acquisition" is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person's voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or
(iii) a majority. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with the corporation and demand a special meeting of shareholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. If authorized in the corporation's articles of incorporation or bylaws before a Control Share Acquisition has occurred, the corporation may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the shareholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those shareholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from the corporation. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if the corporation's articles of incorporation or bylaws are amended, within the time limits specified in the statute, to so provide.

     The Company's Bylaws establish advance notice procedures, as described below, for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of the Company.

     The Bylaws provide that nominations for the election of directors may be made only by the Board of Directors or by a shareholder entitled to vote in the election of directors who gives timely written notice to the Secretary of the Company. Any such notice must be given not later than (i) with respect to an election to be held at an annual meeting of shareholders, 120 days in advance of such meeting or (ii) with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The shareholder's notice must set forth (a) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

     The Bylaws also provide that in order to bring before an annual meeting of shareholders any proper business that a shareholder has not sought to have included in the Company's proxy statement for the meeting, a shareholder must give timely written notice to the Secretary or Assistant Secretary of the Company at the Company's principal office. Any such notice must be received (i) on or after March 1st and before April 1st of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date for such meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice must set forth
(a) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (b) the class and number of shares of stock of the Company beneficially owned by the shareholder, (c) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (d) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (e) any interest that the shareholder may have in such business.

     Certain provisions described above may have the effect of delaying shareholder actions with respect to certain business combinations and the election of new members of the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of Common Stock because they may be considered disadvantageous by a shareholder who desires to participate in a business combination or elect a new director.

                                       49